Exhibit 5.1

[PROSKAUER LETTERHEAD]

September 3, 2004

Cellu Tissue Holdings, Inc.
3442 Francis Road
Suite 220
Alpharetta, Georgia  30004

Ladies and Gentlemen:

We have acted as counsel to Cellu Tissue Holdings, Inc., a Delaware corporation (the “Company”), and Cellu Tissue LLC (“CTLLC”), a Delaware limited liability company, Menominee Acquisition Corporation (“Menominee”), Cellu Tissue Corporation – Natural Dam (“Natural Dam”) and Cellu Tissue Corporation – Neenah (“Neenah”), each a Delaware corporation, Van Paper Company (“Van Paper”), a Mississippi corporation, Van Timber Company (“Van Timber”), a Mississippi corporation, Interlake Acquisition Corporation Limited (“Interlake”), a Nova Scotia corporation and Coastal Paper Company (“Coastal Paper”), a Virginia general partnership (collectively the “Guarantors”), in connection with the proposed offer by the Company to exchange $162,000,000 aggregate principal amount of its 9¾% Senior Secured Exchange Notes due 2010 (the “New Notes”) for all of its outstanding 9¾% Senior Secured Notes due 2010 (the “Old Notes”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Notes.

In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company and the Guarantors) as we considered necessary or appropriate for enabling us to express the opinions set forth below.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Based upon and subject to the foregoing, we are of the opinion that the New Notes have been duly authorized by the Company and, when the Registration Statement has become effective and the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, such New Notes will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights generally and subject to general principles of equity.  In addition, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, each Guarantee will constitute the valid and legally binding obligation of its respective Guarantor signatory, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights generally and subject to general principles of equity.

In connection with our opinion above, we have assumed that at or prior to the time of delivery of the New Notes, the authorization of the New Notes will be applicable to each New Note, will not be modified or rescinded and there will not have occurred any change in the law affecting the validity or enforceability of such New Notes.  We have also assumed that the issuance and delivery of the New Notes will not, at or prior to the time of delivery of the New Notes, violate any applicable law and will not, at or prior to the time of delivery of the New Notes, result in a violation of any provision of any instrument of agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Insofar as this opinion relates to the guarantee by the Guarantors under their respective Guarantees, we have assumed the adequacy of the consideration that supports the agreements of the Guarantors and the solvency and adequacy of capital of the Guarantors.

This opinion is limited to the federal law of the United States, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, and the law of the State of New York.  Insofar as matters of Mississippi, Virginia and Nova Scotia law are involved in this opinion as they relate to the Guarantees of Van Paper and Van Timber, Coastal Paper and Interlake, respectively, we have relied upon the opinion of Mississippi local counsel with regard to Mississippi law, filed as Exhibit 5.2 to the Registration Statement, the opinion of Virginia local counsel with regard to Virginia law, filed as Exhibit 5.3 to the Registration Statement, and the opinion of Nova Scotia local counsel with regard to Nova Scotia law, filed as Exhibit 5.4 to the Registration Statement, as to the power and authority of Van Paper and Van Timber, Coastal Paper and Interlake, respectively, and the due authorization, execution and delivery of the Guarantees by each of Van Paper and Van Timber, Coastal Paper and Interlake.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to this firm as having passed on the validity of the New Notes under the caption “Legal Matters” in the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP